                                                                     EXHIBIT 2.4

                                    EXHIBIT C

                            OTHER TRANSFERRED ASSETS


-        All rights under Assumed Contracts arising on and after the Closing
         Date

- All prepaid royalties relating to periods on or after the Closing Date under any Sublicensed Contract

Assumed Contracts

- All support contracts for the Licensed Products with the terms and conditions attached as Exhibit C-1, or with terms and conditions that are not materially different thereto

- All upgrade insurance contracts for the Licensed Products with the terms and conditions attached as Exhibit C-2, or with terms and conditions that are not materially different thereto

-        Software Agreement dated 11/21/97 between Symantec and Ergo Training,
         Inc.

-        Letter Agreement dated 1/2/97 between Symantec and iMarket, Inc.

- Letter of Understanding dated 6/21/99 between Symantec and InstallShield Software Corporation

- Software License and Marketing Agreement dated 6/20/99 between Symantec and Paragon Software

- MyProspects Co-Branding Agreement dated 5/27/99 between Symantec and My Software Company

- OEM Bundling License Agreement executed on July 2, 1998 between Symantec and Packard Bell, as amended by the Amendment to OEM Bundling License Agreement dated June 30, 1999, to the extent such agreement relates to the License Products


SUBLICENSED CONTRACTS

-        Letter Agreement dated 7/13/95 between Symantec and ACT Networks Inc.

-        Letter Agreement dated 1/6/98 between Symantec and Archer Software Inc.

- License and Marketing Agreement dated 6/18/99 between Symantec and Dale Carnegie & Associates, Inc.

- Software License Agreement dated 5/31/95 between Symantec and Streetwise Software

- Directory Distribution Agreement dated 12/__/97, and amendment thereto dated 6/4/99, between Symantec and Yahoo, Inc.

- Software License and Distribution Agreement dated 6/15/99 between Symantec and AT&T

- EarthLink Network TotalAccess Distribution Agreement dated 6/11/99 between Symantec and EarthLink Network, Inc.

- Software License Agreement dated 11/__/97 between Symantec and ViaGrafix Corporation

- Software License Agreement dated 7/16/99 between Symantec and On the Go Software, Inc.

- Symantec Web Site Access Agreement dated 10/8/97 between Symantec and Bigfoot Partners, L.P.

-        Symantec Web Site Access Agreement between Symantec and HotData, Inc.

-        Symantec Web Site Access Agreement Symantec and OneLook Dictionary

- Royalty Agreement dated 2/1/92 between Eshani Corporation and Contact Software International, Inc.

                                   EXHIBIT C-1

                          SUPPORT TERMS AND CONDITIONS


Desktop Gold Support

Features

-        Packages of 5 or 10 Support Incidents

-        Unlimited customer contacts

-        Support for one year

-        Toll-free telephone support

-        Hold times average 3 minutes or less

-        Telephone support 6 a.m. to 5 p.m., PDT

-        Symantec world wide web site

-        Symantec Internet FTP site

-        Symantec automated fax service

-        Access to experienced product support analysts


Helpdesk Gold Support

Features

- Unlimited high-priority calls on a toll-free 800 line for one designated contact

-        Support for one year

-        Hold times average 3 minutes or less

-        Extended hours of telephone support (6 a.m. to 5 p.m., PDT)

-        Symantec world wide web site

-        Symantec Internet FTP site

-        Symantec automated fax service

-        Access to experienced product support analysts

Optional Services

-        Additional Customer Contacts



                                     C-1-1

                          SUPPORT TERMS AND CONDITIONS

GOLD TECHNICAL SUPPORT

Gold support is designed to support Help Desk personnel or employees within small to medium-sized organizations with the appropriate level of support. The program features comprehensive and specialized coverage and is aimed at customers operating in a networked environment or using a variety of different systems. Gold support subscriptions are available to suit individual customer needs and can be purchased either as a 6 month subscription with 5 calls, or as an annual subscription which can be used to make unlimited calls by one named contact within an organization (additional contacts are available for an additional fee).

Customers with Gold support subscriptions are given priority access to support, and are assisted by a highly trained group of senior technicians, who specialize in corporate product support and environments. Gold support is available from Monday to Friday (excluding public holidays) between 9 a.m. and 5 p.m. GMT (9 a.m. and 5 p.m. CET). No out of hours service is available under the Gold subscription program.

Platinum Technical Support

Platinum Support subscriptions are designed for Help Desk personnel and IT staff in medium to large organizations. The Platinum service is the most advanced support offering provided by Symantec and includes not only hotline telephone support, but also a variety of features to assist the IT professional make the most out of their software implementation. Platinum support is designed to provide in-depth knowledge of how the software works, how potential problems could be solved and what the latest developments are.

Features

-        Unlimited calls for a year

-        Average hold times of less than 1 minute

- Freephone telephone numbers. (Freephone telephone numbers are not available in all countries)

-        Access to most senior support analysts (CNE or MCSE certified)

-        Reporting (reporting included in premium platinum only.)

-        Emergency 24x7 response (see Hours)

- Automatic shipment of inline software revisions (*does not include charged for version upgrades)

-        Access to secure Platinum website

-        Quarterly CD & Newsletter (available in English only)

Platinum Support is available with both a Standard and Premium feature set plus additional options. Premium Platinum offers the most comprehensive and proactive care for large corporate customers, including 24x7 response service and a designated Technical Account Manager.




                                     C-1-2

                          SUPPORT TERMS AND CONDITIONS


                                                           Standard         Premium
                -------------------------------------------------------------------
                Product Groups                                1                1
                -------------------------------------------------------------------
                Named Contacts                                1                2
                -------------------------------------------------------------------
                24x7                                  Additional option        X
                -------------------------------------------------------------------
                Technical Account Manager                                      X
                -------------------------------------------------------------------
                HelpDesk Reports                                               X
                -------------------------------------------------------------------
                Knowledgebase CD                                               X
                -------------------------------------------------------------------
                Support Center Manuals                        X                X
                -------------------------------------------------------------------
                Quarterly CD & Newsletter                     X                X
                -------------------------------------------------------------------
                Secure Web site access                        X                X
                -------------------------------------------------------------------
                E-mail Flash messages                                          X
                -------------------------------------------------------------------
                Inlines                                       X                X
                -------------------------------------------------------------------


Platinum support is available from Monday to Friday (excluding public holidays) between 9 a.m. and 5 p.m. GMT (9 a.m. and 5 p.m. CET). Emergency response included as a feature of Premium Platinum, but is also available as an option for Standard Platinum.




                                     C-1-3

                                   EXHIBIT C-2

                     UPGRADE INSURANCE TERMS AND CONDITIONS

GENERAL UPGRADE INSURANCE

Upgrade Insurance: For the Insurance Fee as defined below, Symantec will provide to Licensee (through Licensee's Upgrade Coordinator) all upgrades to the Software released by Symantec during the term of this Agreement. All such Software is licensed to Licensee for use subject to all the terms and conditions, including without limitation disclaimers of warranties and limitation of liabilities, of the Original Agreement. Licensee may request an increase in the number of copies of the Software and the addition of other titles of Software to be covered by Upgrade Insurance by submission of a purchase order referencing the agreement number specified below, the number of copies of software to be covered by Upgrade Insurance and providing for payment in an amount equal to the then current Insurance Fees for such copies. Upgrade Insurance for such additional copies of Software will be subject to the same terms and conditions as specified herein and will be effective upon Symantec's acceptance of such purchase order. Licensee agrees and acknowledges that any and all new copies of the complete Software program provided hereunder are for replacement of the copies of the Software licensed to Licensee under the Original agreement and are not provided as additional copies. Nothing in this Agreement shall be construed as increasing the number of copies of Software licensed to Licensee.

Insurance Fee:

(a) The term "Insurance Fee" as used in this Agreement means (i) for the initial term of this Agreement the Insurance Fee set forth above, and
         (ii) for each renewal term if this Agreement is renewed as set forth below, the Insurance Fee above, or if Symantec increases or decreases the Insurance Fee, the Insurance Fee as so increased or decreased by Symantec. Symantec reserves the right to increase or decrease the Insurance Fee for any renewal term.

(b) Licensee will pay Symantec the Insurance Fee for the rights granted herein within thirty (30) days after execution of this Agreement by Licensee and within thirty (30) days after the beginning of each subsequent renewal term. Licensee agrees to pay any and all sales, use, value added, excise and similar taxes on payments to Symantec under this Agreement (excluding taxes on Symantec's income).

Terms and Termination: This Agreement is for a term of one (1) year from the Effective Date. Licensee may request renewal of this Agreement for successive twelve (12) month terms by issuing a purchase order to Symantec within thirty
(30) days before the end of the then current effective term of this Agreement in the amount of the Insurance Fee. The licensing of additional copies will be subject to the terms and conditions of this Agreement and the Original Agreement only and will not be subject to any terms and conditions of Licensee's purchase order even if such purchase order is accepted in writing by Symantec. Renewal of this Agreement will be effective upon Symantec's written acceptance of such purchase order. Notwithstanding its stated term, this Agreement will terminate
(i) upon termination of the Original Agreement, or (ii) for



                                     C-2-1

                     UPGRADE INSURANCE TERMS AND CONDITIONS

failure of Licensee to pay Symantec the Insurance Fee as set forth herein if such failure to pay continues for twenty (20) days after Symantec gives Licensee written notice of such breach.

PREMIER VALUE LICENSE UPGRADE INSURANCE

Upgrade Insurance: Until the Upgrade Insurance End Date referenced on the face of this Certificate, Licensee is entitled to use all upgrades to the Software for which licensee has obtained upgrade insurance as indicated on the face of this certificate, up to the number of copies so indicated, provided, however, that Licensee is only eligible for upgrade insurance for copies of Software which it has otherwise licensed from Symantec. An upgrade is any version of the Software which has been released to the public and which replaces the prior version of the Software on Symantec's price list. All such upgraded Software is licensed to Licensee for use subject to all the terms and conditions, including without limitation disclaimers of warranties and limitation of liabilities, of the License Agreement as amended by this Amendment. Licensee may make such copies in object code form only, from the copy of the Software and user documentation contained in the original retail package of the Symantec software product obtained from Licensee's dealer. Nothing in this paragraph shall be construed as separately licensing copies of the Software or increasing the number of copies of Software licensed to Licensee.

Upgrades: Upgrades (if any) of the Licensed Product with respect to copies licensed by this Amendment may only be obtained in a quantity equal to the number indicated on the face of this certificate.

GLOBAL LICENSE PROGRAM UPGRADE INSURANCE

The Licensing Parties may purchase the right to license all upgrades to a particular Software title released by Symantec during the term of this Agreement ("Upgrade Insurance") by submitting to Reseller a purchase order specifying the titles and numbers of copies of the Software for which such Licensing Party wishes to purchase Upgrade Insurance. Upgrade Insurance shall apply only to those copies of the Software for which the Licensing Parties have purchased Upgrade Insurance. The purchase of Upgrade Insurance shall not increase the total number of copies of the Software licensed by Licensee hereunder. The Licensing Parties shall have the right to use any prior versions of Software licensed hereunder; however, the Licensing Parties acknowledge and agree that Symantec shall not be required to provide support services for any such prior versions of the Software.




                                     C-2-2